Exhibit 10.3

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made and entered into as of                           ,            (the “Date of Grant”) by and between SCBT FINANCIAL CORPORATION, a South Carolina corporation (the “Company”) and [EMPLOYEE NAME] an individual residing in [CITY, STATE] (the “Participant”). Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the SCBT Financial Corporation Omnibus Stock and Performance Plan (2012), a copy of which is attached as Exhibit A (the “Plan”).

Section 1. Purpose. The purpose of this agreement is to reflect the terms and conditions of the award to the Participant of restricted stock units (the restricted stock units that are subject to this Agreement, including the Performance RSUs (as identified below) and the Minimum PRSUs (as identified below), are referred to as “Restricted Stock Units”) in consideration of the services to be rendered by the Participant to the Company or any of its Subsidiaries.

Section 2. Award of Restricted Stock Units.  Pursuant to Article VIII of the Plan, Participant is awarded an Award of Restricted Stock Units, subject to the following and the terms and conditions of this Agreement and the Plan:

Total Restricted Stock Units awarded:

Consisting of:

Performance RSUs

Minimum PRSUs

Date of Grant:

Performance Period:

Each Restricted Stock Unit represents the right to receive one share of Common Stock pursuant to the terms of this Plan and this Agreement.

Section 3. Vesting Conditions.

(a)                                 Fundamental Conditions.  Subject to any exceptions set forth in Section 4, no Restricted Stock Units may be settled and delivered to a Participant (x) prior to the end of the Performance Period, and (y) if either both of the following conditions (“Performance Triggers”) have not been satisfied:

(i)                                     Employment Condition.  The Participant must be an active employee of the Company or any Subsidiary of the Company on the last day of the Performance Period, subject to exceptions set forth in Section 5.

(ii)                                  Performance Attained.  For the Performance Period, the Company’s performance must have met or exceeded the Performance Goals set forth on Schedule I to this Agreement.

(b)                                 Additional Conditions for Performance RSUs.  If the Performance Triggers under subsection (a) have been met, the number of Performance RSUs, if any, for which the Participant is entitled to settlement and delivery as of the Performance Vesting Date (defined below) is determined by the Committee following the end of the Performance Period by the Committee’s exercise of its negative discretion to reduce or eliminate the number of Performance RSUs using the performance goals and metrics set forth on Schedule II to this Agreement.

(c)                                  Additional Conditions for Minimum PRSUs.  If the Performance Triggers under subsection (a) have been met, and subject to Section 5 below,       % of the outstanding Minimum PRSUs will be settled and delivered on the            anniversary of the Grant Date and the remaining       % of the outstanding Minimum PRSUs will be settled and delivered on the              anniversary of the Grant Date; provided that settlement and delivery will be accelerated if, as and to the extent set forth on Schedule II.

(d)                                 Determination of Vested RSUs.  As soon as practicable following the end of the Performance Period, and in any event not later than 50 day after the end of the Performance Period, the Committee will determine and certify: (i) whether the Performance Triggers under subsection (a) have been achieved and all other material terms have been satisfied, (ii) the actual performance of the Company during the Performance Period (“Actual Performance”) relative to the performance threshold (“Performance Threshold”), performance target (“Performance Target”) and performance maximum (“Performance Maximum”) for each of the performance metrics (each, a “Performance Measure”) established by the Committee for the Performance Period as set forth on Schedule II attached hereto, (iii) the extent to which the Committee will exercise negative discretion with respect to the Performance RSUs, and (iv) the extent to which accelerated vesting as set forth in Section 3(c) applies to the Minimum PRSUs.  The date of such Committee action is the “Performance Vesting Date.”  Any exercise of negative discretion by the Committee with respect to the Performance RSUs under this Agreement: (x) shall result in cancellation and forfeiture (as of the Performance Vesting Date) of any such Performance RSUs that are not eligible for settlement and delivery as of the Performance Vesting Date, and (y) shall not increase the number of Restricted Stock Units of the Participant or any other Participant under the Plan.  If the Performance Triggers are not achieved, then all Restricted Stock Units (including the Minimum Restricted Stock Units), shall be cancelled and forfeited as of the Performance Vesting Date and there will be no increase in the number of Restricted Stock Units of the Participant or any other Participant under the Plan.  Any Restricted Stock Units that are deemed cancelled or forfeited pursuant to this Agreement shall no longer be deemed to be outstanding for purposes of this Agreement.

(e)                                  Vesting of Whole Restricted Stock Units.  All Restricted Stock Units that are entitled to settlement and delivery will be rounded to the nearest whole number (and 0.5 shall round to 1).

Section 4.  Accelerated Vesting.

(a)                                 Acceleration Upon Change of Control. Subject to Section 5 (Forfeiture) and as an exception to Section 3(a), as of the date immediately prior to consummation of a Change of Control which is also within the meaning of a change of ownership or control under Code Section 162(m) and the applicable regulations thereunder prior to the Performance Vesting Date and prior to Participant’s termination of employment with the Company and its Subsidiaries: (i)       % of the outstanding Performance RSUs (i.e., at the                  level), and (ii)       % of the outstanding Minimum PRSUs shall become entitled to settlement and delivery; provided that notwithstanding anything else contained in this Section 4(a) to the contrary, except as set forth in the final sentence of Section 4(b), in no event shall the Restricted Stock Units be accelerated to an extent or in a manner which would not be fully deductible by the Company for federal income tax purposes because of Section 280G of the Code.

(b)                                 Change of Control Adjustment.  If a Change of Control occurs after the Grant Date and if the Participant is entitled under any agreement or arrangement to receive compensation that would constitute a parachute payment (including the acceleration of rights to settlement and delivery (vesting) of Restricted Stock Units under this Agreement and any other equity award agreement with the Company) within the meaning of Code Section 280G (the “Parachute Payments”), the acceleration of any vesting under Section 4(a) shall be cancelled to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to the Participant that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (the “CIC Payments”) not to exceed 2.99 times the “base amount,” all within the meaning of Code Section 280G.  Such cancellation of vesting shall be made before any reduction in non-equity grants and before any cancellation of vesting for any restricted stock, but after cancellation of vesting for any stock options or stock appreciation rights, and before cancellation of any vesting for any restricted stock unit agreement with a grant date before the Grant Date and, in all cases, (i) if and to the extent not already provided, accelerated, granted or paid, as applicable, on account of other CIC Payments prior to the date of such cancellation, (ii) only to the least extent necessary so that no portion of the CIC Payments after such cancellation or reduction thereof shall be subject to the excise tax imposed by Code Section 4999, and (iii) in a manner that results in the best economic benefit to the Participant.  Notwithstanding the foregoing, if the Participant is a party to an employment or other agreement with the Company, or is a participant in a severance program sponsored by the Company, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision) that apply to this Agreement, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to this Agreement (for example, and without limitation, the Participant may be a party to an employment agreement with the Company that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a Change of Control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to this Agreement).

(c)                                  Acceleration Upon Death.  Subject to Section 5 (Forfeiture) and as an exception to Section 3(a), immediately upon the death of the Participant prior to the Participant’s termination of employment with the Company and its Subsidiaries and prior to the Performance Vesting Date (and also, with respect to Minimum PRSUs that are still outstanding after the Performance Vesting Date because the Performance Triggers have been achieved, in the case of Section 4(c)(i) below immediately upon the death of the Participant prior to the Participant’s termination of employment with the Company and its Subsidiaries and prior to the fifth anniversary of the Date of Grant): (i)         % of the outstanding Minimum PRSUs shall be entitled to settlement and delivery, and (ii) the outstanding Performance RSUs shall become entitled to settlement and delivery at the                            level set forth in Schedule II (and the remainder of the unvested Performance RSUs shall be cancelled and forfeited and shall cease to be outstanding).

Section 5. Forfeiture.

(a)         Continuance of Employment Required.   Except to the extent otherwise expressly provided in Section 4 and this Section 5, if the Participant’s employment with the Company and its Subsidiaries terminates before the Performance Vesting Date, all of the Restricted Stock Units under this Agreement shall be cancelled and forfeited, and, with respect to Minimum PRSUs after the Performance Vesting Date, if the Participant’s employment with the Company and its Subsidiaries terminates before the fourth or fifth anniversary of the Grant Date, unvested Minimum PRSUs shall be cancelled and forfeited.

(b)         Pro-Rata Vesting Upon Termination of Employment Due to Disability or Retirement on or Prior to the Performance Vesting Date.   If the Participant ceases to be employed by the Company or a Subsidiary as a result of the Participant’s Disability or Retirement on or prior to the Performance Vesting Date, the following rules shall apply and shall be an exception to Section 3(a)(i).  The number of Restricted Stock Units (including the Performance RSUs and Minimum PRSUs), if any, that shall become entitled to settlement and delivery on the Performance Vesting Date (or, if earlier, the date of such earlier Change of Control pursuant to Sections 4(a) and (b)) shall be (A) the same number, if any, to which the Participant would have been entitled under Sections 3(b) and 3(d), or  with respect to a Change of Control, Sections 4(a) and 4(b), if the Participant’s employment had not terminated, multiplied by (B) a fraction, the numerator of which shall be the number of whole months during the Performance Period that the Participant was employed by the Company or a Subsidiary, and the denominator of which shall be the total number of months in the Performance Period (the “Pro-Rata Performance Fraction”).  Restricted Stock Units subject to this Section 5(b) that do not become vested as of the Performance Vesting Date shall be cancelled and forfeited.

(c)          Definitions.   For purposes of this Agreement, “Disability” means a permanent and total disability (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Committee). For purposes of this Award Agreement, “Retirement” means a termination of employment by the Participant that occurs upon or after both (a) the Participant’s attainment of age 55 and (b) when Participant’s years of service to the Company and its Subsidiaries (such years of service determined in accordance with the rules for determining years of service under the Company’s 401(k) Plan) is at least 10. For purposes of this Agreement, “Change of Control” means a Change of Control as defined in the Plan that occurs after the Date of Grant.

Section 6. Nonassignability. Subject to any exceptions set forth in this Agreement or the Plan, during the period from the Grant Date and until such time as the Restricted Stock Units are settled in accordance with Section 8 of this Agreement, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Participant and all of the Participant’s rights to such units shall immediately terminate without any payment or consideration by the Company.

Section 7. Rights as Shareholder.

(a)                                 The Participant shall not have any rights of a shareholder with respect to the Restricted Stock Units or the shares of Common Stock underlying the Restricted Stock Units (including, without limitation, any voting rights or any right to dividends paid with respect to the shares of Common Stock underlying the Restricted Stock Units) unless and until the Restricted Stock Units are settled in a specified number of Shares in accordance with Section 8.

(b)                                 Upon and following the settlement of the Restricted Stock Units, the Participant shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

Section 8. Settlement of Restricted Stock Units.  Outstanding Restricted Stock Units that become entitled to settlement and delivery will be paid in an equivalent number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) no later than twenty-one (21) days after the applicable date upon which they become entitled to settlement and delivery (as set forth in Sections 3, 4 and 5 above) with respect to such Restricted Stock Units and such payment shall be in complete satisfaction of such Restricted Stock Units. The Participant or other person entitled under the Plan to receive the shares shall deliver to the Company any representations or other documents or assurances required pursuant to the Plan and applicable law. Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company or its Subsidiaries unless the Company is otherwise instructed in writing.

Section 9. Tax Liability and Withholding.

(a)                                 The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. Consistent with the terms of Section 14.2 of the Plan, if Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant all federal, state and local taxes of any kind required by law to be withheld with respect to the Shares.

(b)                                 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the award, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (ii) does not commit to structure the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

(c)                                  The Participant may elect to deliver whole, vested shares of Common Stock, to have the Company withhold whole vested shares of Common Stock deliverable upon vesting of the Restricted Stock Units, and/or to pay cash to the Company in order to satisfy, in whole or in part, the amount, if any, the Company is required to withhold for taxes in respect of the Restricted Stock Units.  Such election must be made on or before the date the amount of tax to be withheld is determined.  Once made, the election shall be irrevocable.  The fair market value of the shares to be withheld or delivered will be deemed to be the Fair Market Value as of the date the amount of tax to be withheld is determined.

Section 10. Miscellaneous.

(a)                                 This Agreement shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of South Carolina, without giving effect to the principles of conflicts of laws thereof.

(b)                                 This Agreement and the Plan shall or will contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.   This Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.

(c)                                  If any event described in Article XI of the Plan occurs after the Date of Grant, the adjustment provisions as provided for under Article XI of the Plan shall apply to this Award.

(d)                                 By signing this Agreement, Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.  This Agreement is made pursuant to and is subject to the terms and conditions of the Plan, which is incorporated herein by reference.

(e)                                  This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of, and be enforceable by the heirs, successors and assigns of the parties hereto; provided, however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere herein.

(f)                                   Nothing in this Agreement shall confer on Participant any right to continue in the employ of the Company or any of its subsidiaries.

(g)                                  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h)                                 This Agreement is subject to the Plan.  The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(i)                                     Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Treasurer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(j)                                    Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

(k)                                 The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

(l)                                     The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

(m)                             This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

(n)                                 The value of the Participant’s Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit plan (“EB Plan”) unless otherwise provided by such EB Plan.

(o)                                 This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(p)                                 The Company reserves the right to amend the terms of this Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code or to comply with any requirements under any Company clawback or recoupment policy regarding incentive compensation (any such policy, including such a policy  that may be adopted to address a specific situation before or after the situation occurs, a “clawback policy”) that may be adopted by the Company or the Committee and in effect at any time after the date of this Agreement, or “clawback” requirements under the Sarbanes—Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act to which the Company may be subject.   The Participant agrees that any incentive payments to the Participant under any Company annual cash bonus plan, these Restricted Stock Units and any shares of Common Stock issued hereunder (and any proceeds from the sale or disposition thereof), shall be subject to any clawback policy that is hereafter adopted by the Company, as and to the extent set forth in any such clawback policy.  By accepting this Agreement, the Participant agrees to return to the Company the full amount required by any such clawback policies that are or become applicable to the Participant.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SCBT FINANCIAL CORPORATION,
a South Carolina corporation

By:
Name:
Title:

PARTICIPANT

Signature

Print Name:

Date Signed:

Exhibit A

SCBT FINANCIAL CORPORATION OMNIBUS
STOCK AND PERFORMANCE PLAN